VILLAGE SUPER MARKET, INC.
                               733 MOUNTAIN AVENUE
                          SPRINGFIELD, NEW JERSEY 07081
                             PHONE:  (973) 467-2200
                              FAX:  (973) 467-6582




                          VILLAGE SUPER MARKET, INC.
                            INCREASES DIVIDEND 28%



Contact:        Kevin Begley, CFO
                (973) 467-2200, Ext. 220



Springfield, New Jersey - June 24, 2005 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) announced a 28% increase in the semi-annual cash dividend. The increased semi-annual dividend will be $.32 per Class A common share and $.208 per Class B common share. These dividends will be payable on August 19, 2005 to shareholders of record at the close of business July 22, 2005.

Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.